Exhibit 10.1

September 30, 2013

Dear Michael:

In connection with your resignation from LogMeIn, Inc., (the “Company”) on September 30, 2013, you are eligible to receive the separation benefits described in the “Description of Separation Benefits” attached to this letter agreement as Attachment A if you sign and return this letter agreement to Human Resources by October 21, 2013. By signing and returning this letter agreement you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this letter agreement. You may revoke your acceptance of this Agreement for any reason, or no reason at all, within seven (7) calendar days after you have signed it (the “Revocation Period”), by doing so in writing via certified mail, overnight mail, or facsimile. Any such revocation must state that it is a revocation of this Agreement, must be in writing and must be delivered within the seven (7) calendar day Revocation Period to: Human Resources, LogMeIn, Inc., 320 Summer Street, Boston, MA 02210 and you may take up to seven (7) days to do so.

If you choose not to sign and return this letter agreement by October 21, 2013, you shall not receive any separation benefits from the Company. You will, however, receive payment on your Separation for your final wages and any unused vacation time accrued through the Separation Date (as defined herein). Also, regardless of signing this letter agreement, if eligible, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs for COBRA shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long-term disability, will cease upon your Separation Date. Further, pursuant to the Company’s Stock Incentive Plan, you will have up to ninety (90) days after the Separation Date to exercise any vested stock rights you may have (as provided for by the plan(s)). All unvested stock rights will be cancelled on the Separation Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement:

1.	Separation Date - Your date of separation from the Company is September 30, 2013 (the “Separation Date”).

2.	Description of Separation Benefits - The separation benefits paid to you if you timely sign and return this letter agreement are described in the “Description of Separation Benefits” attached as Attachment A (the “separation benefits”).

3.	Release - In consideration of the payment of the separation benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation from the Company, including but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

4.

Non-Disclosure, Non-Competition and Non-Solicitation Obligations - You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the Confidentiality/Non-Disclosure/Non-Competition/intellectual property Assignment Agreement you executed at the inception of your employment, which remains in full force and effect. You further acknowledge and reaffirm your obligations under the Confidentiality/Non-Disclosure/Non-Competition/intellectual property Assignment Agreement you previously executed for the benefit of the Company at the inception of your employment, which also remain(s) in full force and effect.

5.	Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.	Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided herein.

7.	Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

8.	Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

9.	Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.	Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11.	Confidentiality - To the extent permitted by law, you understand and agree that, as a condition for payment to you of the separation benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

12.	Cooperation - You agree to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. You also agree to cooperate with the Company in the transitioning of your work, and will be available to the Company for this purpose or any other purpose reasonably requested by the Company.

13.	Tax Provision - In connection with the separation benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such separation benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the separation benefits set forth in Attachment A.

14.	Nature of Agreement - You understand and agree that this letter agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.	Acknowledgments - You acknowledge that you have been given at least seven (7) days to consider this letter agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.

16.	Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.	Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

18.	Entire Agreement - This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your separation benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. If you have any questions about the matters covered in this letter agreement, please contact Jim Kelliher, Chief Financial Officer.

Very truly yours,

LogMeIn, Inc.

By:	/s/ Dena Upton

Name: Dena Upton

Title: Director, Human Resources

I hereby agree to the terms and conditions set forth above and in the attached Description of Separation Benefits. I intend that this letter agreement become a binding agreement between me and the Company.

/s/ Michael Ewing	Date 10/10/13

Employee Name: Michael Ewing

To be returned by October 21, 2013

ATTACHMENT A

DESCRIPTION OF SEPARATION BENEFITS

The following is a summary of the benefits available to you upon your separation on September 30, 2013:

The Company will pay you one hundred seventy five thousand dollars ($175,000.00 equivalent to seven months’ pay, less all applicable state and federal taxes (the “Separation Pay”). This Separation Pay will be paid in accordance with our regularly scheduled payroll, but no earlier than eight (8) days after the date of execution of this letter agreement.

The Company will pay you your full 2013 bonus.

If you elect to continue your current medical and dental insurance coverage under the law known as COBRA, the Company will pay for such coverage for the period from the date of termination through April 30, 2014. The Company will pay these premiums directly to the Company’s insurance providers. If you do not elect for continuing coverage under COBRA the Company will not be obligated to make any payments and you will not receive these amounts in cash or in any other form of compensation.